Exhibit 99.1

January 12, 2021

Board of Directors

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, California 94080

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 29, 2020, to the Board of Directors of Sunesis Pharmaceuticals, Inc. (“Sunesis”) as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Sunesis Reasons for the Merger,” “The Merger—Opinion of Sunesis’s Financial Advisor,” and “The Merger—Certain Unaudited Financial Projections” in, the proxy statement/prospectus/information statement relating to the proposed merger involving Sunesis, Sol Merger Sub, Inc. and Viracta Therapeutics, Inc., which proxy statement/prospectus/information statement forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Sunesis (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MTS SECURITIES, LLC

/s/ MTS SECURITIES, LLC